John W. Hlywak, Jr. (Investors)             Jay Higham(Physician and Media)
  Senior Vice President & CFO                 President & COO
  IntegraMed America, Inc.                    IntegraMed America, Inc.
  (914) 251-4143                              (914) 251-4127
  email:  jhlywak@integramed.com              email:  jayhigham@integramed.com
          ----------------------                    ------------------------
  Web Address:  http://www.integramed.com
                -------------------------

                    INTEGRAMED REPORTS SECOND QUARTER RESULTS


Purchase, NY, August 3, 2004 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced financial results for the second quarter ended June 30, 2004.

Reported Results

Total revenues for the second quarter of 2004 were $26.9 million, a 9.8% increase from $24.5 million for the same period in 2003. The contribution to earnings from operations in the second quarter of 2004 was approximately $2.8 million compared to $3.0 million reported for the same period in 2003.

Net income for the second quarter of 2004 was $320,000, compared with the $377,000 net income reported for the second quarter of 2003. Diluted earnings per share for the second quarter of 2004 were $0.08 compared to $0.11 for the same period in 2003.

Total revenues for the first six months of 2004 were $52.3 million, an 8.5% increase from total revenues of $48.2 million for the comparable period in 2003. The contribution to earnings from operations for the first six months of 2004 was approximately $5.2 million, compared with $5.3 million for the first six months of 2003. Net income for the first six months of 2004 was $507,000 or $0.13 per diluted share, compared with $517,000, or $0.15 per diluted share, for the comparable period in 2003.

Management Discussion

"The FertilityPartners segment of our business had a 11% revenue growth, however as a result of infrastructure and marketing investments, primarily in one of our major market areas, cost of services for this segment increased 15%," said Gerardo Canet, Chairman and CEO of IntegraMed. "Revenues associated with these investments have developed more slowly than anticipated," continued Mr. Canet. "Our Pharmaceutical Services segment revenue is continuing its upward trend increasing 4% over the first quarter of 2004. Our Shared Risk Refund Program and Patient Financing revenues, two accelerating segments of our product mix had almost 50% growth in revenues over the first quarter of 2004 and are more than double 2003 levels," added Mr. Canet.

"We are building on the success of 2003 and first half of 2004 in practice growth", continued Mr. Canet. "In the last year, we added two FertilityPartners(TM) and four FertilityAffiliate(TM) members to the network. We have now contracted with 7 of the top fertility centers to provide a full range of our services and another 18 of the leading fertility centers to provide

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treatment financing services and the Shared Risk(TM) Refund Program, an innovative IVF payment option. Based on the progress in our consumer product lines and the accelerated pace of business development in our core business, we expect to continue investing in infrastructure geared towards accelerating growth and development," added Mr. Canet.

Financial Guidance

Our current guidance for fiscal 2004 is for total revenues to range from $100 million to $105 million and for net income to range from $1.0 million to $1.1 million, or $0.26 to $0.29 per diluted share.

About IntegraMed America, Inc.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Investors' Conference Call

Gerardo Canet, Chairman and Chief Executive Officer, Jay Higham, President and Chief Operating Officer and John Hlywak, Senior Vice-President and Chief Financial Officer, will host an investment-community conference call beginning August 4, 2004 at 10:00 a.m. Eastern Time to discuss the above-mentioned results and to answer questions.

To participate in the live call via telephone, please call (800) 374-0146 (domestic) or (706) 634-1307 (international). A telephone replay will be available through August 11, 2004 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering reservation number 9047443.

Individuals interested in listening to the conference call via the Internet may do so by visiting the Company's web site at www.integramed.com. A replay will be available on the web site for 14 days. For further information regarding IntegraMed, this press release or the conference call, please go to IntegraMed's homepage at www.integramed.com and to IntegraMed's Investor Relations website page at www.corporate-ir.net/ireye/ir_site.zhtml?ticker=INMD&script=400.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Reproductive Science Centers serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission. All information in this press release is as of August 3, 2004 and IntegraMed undertakes no duty to update this information.

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


                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)

                                                             For the                   For the
                                                         three-month period       six-month period
                                                          ended June 30,            ended June 30,
                                                         ------------------       -----------------
                                                          2004        2003         2004       2003
                                                         ------      ------       ------     ------
                                                            (unaudited)               (unaudited)

Revenues, net
     Fertility Partners .............................   $ 21,475    $ 19,397    $ 42,073    $ 37,771
     Pharmaceutical sales ...........................      3,903       4,431       7,669       9,293
     Fertility Direct ...............................      1,515         673       2,545       1,147
                                                        --------    --------    --------    --------
     Total revenues .................................     26,893      24,501      52,287      48,211
                                                        --------    --------    --------    --------

Costs of services and sales
     Fertility Partners .............................     19,298      16,759      37,847      33,124
     Pharmaceutical costs ...........................      3,749       4,318       7,373       9,060
     Fertility Direct ...............................      1,075         466       1,821         756
                                                        --------    --------    --------    --------
     Total costs of services and sales ..............     24,122      21,543      47,041      42,940
                                                        --------    --------    --------    --------

Contribution
     Fertility Partners .............................      2,177       2,638       4,226       4,647
     Pharmaceutical .................................        154         113         296         233
     Fertility Direct ...............................        440         207         724         391
                                                        --------    --------    --------    --------
     Total contribution .............................      2,771       2,958       5,246       5,271
                                                        --------    --------    --------    --------

General and administrative expenses .................      2,230       2,350       4,372       4,435
Interest income .....................................        (62)        (22)       (120)        (44)
Interest expense ....................................         72          13         152          32
                                                        --------    --------    --------    --------
     Total other expenses ...........................      2,240       2,341       4,404       4,423
                                                        --------    --------    --------    --------

Income before income taxes ..........................        531         617         842         848
Income tax provision ................................        211         240         335         331
                                                        --------    --------    --------    --------
Net income ..........................................        320         377         507         517
                                                        --------    --------    --------    --------

Basic and diluted earnings per share of Common Stock:
     Basic earnings per share .......................   $   0.09    $   0.11    $   0.14    $   0.15
     Diluted earnings per share .....................   $   0.08    $   0.11    $   0.13    $   0.15

Weighted average shares - basic .....................      3,655       3,392       3,610       3,374
Weighted average shares - diluted ...................      3,863       3,535       3,821       3,530


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


                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                (all amounts in thousands, except share amounts)


                                                                      June 30,    December 31,
                                                                        2004          2003
                                                                     --------     -----------

ASSETS
Current assets:
   Cash and cash equivalents ......................................   $  8,783    $  6,885
   Due from Medical Practices, net ................................     10,019       8,918
   Pharmaceutical sales accounts receivable, net ..................      1,532       1,484
   Deferred taxes .................................................        948         948
   Prepaids and other current assets ..............................      2,649       3,264
                                                                      --------    --------
       Total current assets .......................................     23,931      21,499

Fixed assets, net .................................................     11,708      10,218
Exclusive Service Rights, net .....................................     21,066      20,504
Deferred taxes ....................................................      2,483       2,795
Other assets ......................................................        316         278
                                                                      --------    --------

       Total assets ...............................................   $ 59,504    $ 55,294
                                                                      ========    ========


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable ...............................................   $    318    $    167
   Accrued liabilities ............................................      6,184       5,274
   Current portion of long-term notes payable and other obligations      3,216       3,272
   Patient deposits ...............................................      2,644       9,492
                                                                      --------    --------

       Total current liabilities ..................................     22,362      18,205
                                                                      --------    --------

Long-term notes payable and other obligations .....................      3,630       4,239
                                                                      --------    --------

Commitments and Contingencies

Shareholders' equity:
   Common Stock ...................................................         37          35
   Capital in excess of par .......................................     48,042      48,172
   Treasury Stock .................................................        (47)       (426)
   Deferred Compensation ..........................................       (411)       (315)
   Accumulated deficit ............................................    (14,109)    (14,616)
                                                                      --------    --------
       Total shareholders' equity .................................     33,512      32,850
                                                                      --------    --------

       Total liabilities and shareholders' equity .................   $ 59,504    $ 55,294
                                                                      ========    ========

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